Exhibit 10.2

THE BLACKSTONE GROUP L.P.

2007 EQUITY INCENTIVE PLAN

WEALTH ACCUMULATION PLAN

FORM OF DEFERRED HOLDINGS UNIT AGREEMENT

Participant:	Date of Grant: ,
Number of Deferred Units:

1. Grant of Deferred Units. The Partnership hereby grants the number of deferred units (the “Deferred Units”) listed above to the Participant (the “Award”), effective as of             ,          on the terms and conditions hereinafter set forth in this agreement (the “Award Agreement”). This grant is made pursuant to the terms of The Blackstone Group L.P. 2007 Equity Incentive Plan (as amended, modified or supplemented from time to time, the “Plan”), which is incorporated herein by reference and made a part of this Award Agreement. Each Deferred Unit represents the unfunded, unsecured right of the Participant to receive a Blackstone Holdings Partnership Unit on the delivery date(s) specified in Section 4 hereof.

2. Definitions. Capitalized terms not otherwise defined herein shall have the same meanings as in the Plan.

(a) “Cause” shall mean the occurrence or existence of any of the following as determined fairly, reasonably, on an informed basis and in good faith by the Administrator:

(i) (w) any breach by the Participant of any provision of the Non-Competition, Non-Solicitation and Confidentiality Agreements to which the Participant is a party, (x) any material breach of any rules or regulations of the Partnership or its Affiliates applicable to the Participant, (y) the Participant’s deliberate failure to perform his or her duties to the Partnership or its Affiliates, or (z) the Participant’s committing to, or engaging in any conduct or behavior that is or may be harmful to the Partnership or its Affiliates in a material way; provided, that, in the case of any of the foregoing clauses (w), (x), (y) and (z), the Administrator has given the Participant written notice (a “Notice of Breach”) within fifteen days after the Administrator becomes aware of such action and the Participant fails to cure such breach, failure to perform, conduct or behavior within fifteen days after receipt by the Participant of such Notice of Breach from the Administrator (or such longer period, not to exceed an additional fifteen days, as shall be reasonably required for such cure, provided, that the Participant is diligently pursuing such cure);

(ii) any act of fraud, misappropriation, dishonesty, embezzlement or similar conduct against the Partnership or its Affiliates; or

(iii) conviction (on the basis of a trial or by an accepted plea of guilty or nolo contendere) of a felony or crime (including any misdemeanor charge involving moral turpitude, false statements or misleading omissions, forgery, wrongful taking, embezzlement, extortion or bribery), or a determination by a court of competent jurisdiction, by a regulatory body or by a self-regulatory body having authority with respect to applicable securities laws, rules or regulations of the securities industry, that the Participant individually has violated any applicable securities laws or any rules or regulations thereunder, or any rules of any such self-regulatory body (including, without limitation, any licensing requirement), if such conviction or determination has a material adverse effect on (A) the Participant’s ability to function in his or her position with the Partnership or its Affiliates, taking into account the services required of such position and the nature of the Partnership’s and its Affiliate’s business or (B) the business of the Partnership or its Affiliates.

(b) “Employment Agreement” shall mean the Senior Managing Director Agreement (including all schedules and exhibits thereto), entered into between the Blackstone Holdings I L.P. and the Participant.

(c) “Non-Competition, Non Solicitation and Confidentiality Agreement” shall mean any agreement, and any attachments or schedules thereto, entered into by and between the Participant and the Partnership or its Affiliates, pursuant to which the Participant has agreed, among other things, to certain restrictions relating to non-competition, non-solicitation and/or confidentiality, in order to protect the business of the Partnership and its Affiliates.

(d) “Qualifying Event” shall mean, during the Participant’s Employment with the Partnership and its Affiliates, the Participant’s death, Disability or Retirement.

(e) “Retirement” shall mean the retirement of the Participant from his Employment with the Partnership and its Affiliates after (i) the Participant has reached age 65 and has at least five full years of service with the Partnership and its Affiliates, or (ii) (x) the Participant’s age plus years of service with the Partnership and its Affiliates totals at least 65, (y) the Participant has reached age 55, and (z) the Participant has had a minimum of five years of service.

(f) “Restrictive Covenant Expiration Period” shall be one year following the date of the Participant’s termination of Employment with the Partnership and its Affiliates.

(g) “Retention Percentage” shall mean (i) 100%, during the period from Grant Date until the First Vesting Date; (ii) 25%, during the period from the First Vesting Date until the date on which the Restrictive Covenant Expiration Period expires, at which time it shall be 0%.

(h) “Retention Units” shall mean, on any given date, the Deferred Units that have become Vested Deferred Units and which are retained by the Partnership (along with the underlying Blackstone Holdings Partnership Units) in accordance with Section 4 hereof.

(i) “Vested Deferred Units” shall mean those Deferred Units which have become vested pursuant to Section 3 or otherwise pursuant to the Plan.

(j) “Vesting Dates” shall mean each of the third, fourth and fifth anniversaries of             ,         , as described in Section 3(a) hereof.

3. Vesting.

(a) Vesting – General. Subject to the Participant’s continued Employment with the Partnership and its Affiliates, the Award shall vest on the applicable Vesting Dates as follows:

(i) Twenty percent of the Deferred Units granted hereunder shall vest on             ,          (the “First Vesting Date”); an additional 30% of the Deferred Units granted hereunder shall vest on             ,          (the “Second Vesting Date”); and the remaining 50% of the Deferred Units granted hereunder shall vest on             ,          (the “Third Vesting Date”).

(b) Vesting – Qualifying Events.

(i) Death or Disability. Upon the occurrence of a Qualifying Event on account of the death or Disability of the Participant, 100% of the Deferred Units granted hereunder shall vest (to the extent not previously vested) upon the date of such event.

(ii) Retirement. Upon the occurrence of a Qualifying Event on account of the Retirement of the Participant, (I) 50% of the then unvested Deferred Units shall vest upon the date of such event, and (II) all other unvested Deferred Units shall be cancelled immediately and the Participant shall automatically forfeit all rights with respect to such unvested Deferred Units upon the date of such event; provided, however, that if the Participant retires after reaching age 60 with 5 or more years of service with the Partnership, the vesting percentage set forth in (I) above shall be 100%.

(c) Vesting –Terminations. Except as otherwise set forth in Section 3(b), in the event the Participant’s Employment with the Partnership and its Affiliates is terminated for any reason, the portion of the Award that has not yet vested pursuant to Section 3(a) or 3(b) hereof (or otherwise pursuant to the Plan) shall be cancelled immediately and the Participant shall automatically forfeit all rights with respect to such portion of the Award as of the date of such termination.

4. Delivery.

(a) Delivery – General. The Partnership shall, on each applicable Vesting Date set forth below, deliver to the Participant the Blackstone Holdings Partnership Units underlying the Deferred Units which vest and become Vested Deferred Units on such date; provided that on each such Vesting Date, the Partnership shall retain, as Retention Units (and withhold the corresponding underlying Blackstone Holdings Partnership Units with respect thereto) a number of Vested Deferred Units so that the aggregate number of Retention Units at such time (expressed as a percentage of the aggregate number of Deferred Units awarded to the Participant which have vested as of such date) is equal to the applicable Retention Percentage. The Blackstone Holdings Partnership Units underlying Retention Units will be delivered to the Participant as and when, and to the extent that, the number of Retention Units at any time exceeds the applicable Retention Percentage, as illustrated in the table below.

	Annual Vesting	Cumulative Vesting	Retention Percentage	Annual Delivery Percentage	Cumulative Delivery Percentage
First Vesting Date	20%	20%	25%	15%	15%
Second Vesting Date	30%	50%	25%	22.5%	37.5%
Third Vesting Date	50%	100%	25%	37.5%	75%

(b) Delivery – Qualifying Events.

(i) Death or Disability. Upon the occurrence of a Qualifying Event on account of the Participant’s death or Disability, the Partnership shall, within a reasonable time following the date of such event, deliver Blackstone Holdings Partnership Units to the Participant in respect of 100% of the Deferred Units which vest and become Vested Deferred Units on such Date and any then outstanding Retention Units (to the extent not previously delivered).

(ii) Retirement. Upon the occurrence of a Qualifying Event on account of the Participant’s Retirement, the Partnership shall, within a reasonable time following the date of such event, deliver Blackstone Holdings Partnership Units to the Participant in respect of those Deferred Units which vest and become Vested Deferred Units as of such date by application of Section 3(b)(ii); provided that the Partnership will retain such Retention Units as are necessary to meet the Retention Percentage until such requirement lapses.

(c) Delivery – Terminations. Except as otherwise set forth in Section 4(b) or 4(d), in the event the Participant’s Employment with the Partnership and its Affiliates is terminated for any reason, the Partnership shall (i) within a reasonable time of such termination, deliver Blackstone Holdings Partnership Units to the Participant in respect of the Vested Deferred Units as of such date that are not Retention Units (if any), and (ii) deliver Blackstone Holdings Partnership Units to the Participant in respect of the Retention Units in accordance with the delivery schedule set forth in Section 4(a), until the date on which the Restrictive Covenant Expiration Period expires, at which point all remaining Retention Units shall be delivered to the Participant.

(d) Forfeiture – Cause Termination or Breach of Restrictive Covenants. Notwithstanding anything to the contrary herein, upon the termination of the Participant’s Employment by the Partnership or any of its Affiliates for Cause or upon the Participant’s breach of any of the restrictive covenants contained within an applicable Non-Competition, Non-Solicitation and Confidentiality Agreement, all outstanding Deferred Units (whether or not vested) and Retention Units shall immediately terminate and be forfeited without consideration and no further Blackstone Holdings Partnership Units with respect of the Award shall be delivered to the Participant or to the Participant’s legal representative, beneficiaries or heirs. Without limiting the foregoing, any Blackstone Holdings Partnership Units that have previously been delivered to the Participant or the Participant’s legal representative, beneficiaries or heirs pursuant to the Award and which are still held by the Participant or the Participant’s legal representative, or beneficiaries or heirs as of the date of such termination for Cause or such breach, shall also immediately terminate and be forfeited without consideration.

5. Change in Control. Notwithstanding anything to the contrary herein, in the event of a Change in Control, (i) 100% of the Deferred Units granted hereunder which then remain outstanding shall vest (to the extent not previously vested) upon the date of such Change in Control, and (ii) the Partnership shall deliver Blackstone Holdings Partnership Units to the Participant at the same times as would otherwise be delivered pursuant to Section 4(a); provided, however, if such Change in Control (or any subsequent Change in Control) would constitute “a change in the ownership or effective control” or a “change in the ownership of a substantial portion of the assets” of the Partnership (in each case within the meaning of Section 409A of the Code), the Partnership shall instead deliver Blackstone Holdings Partnership Units to the Participant in respect of 100% of the then outstanding Deferred Units and Retention Units (to the extent not previously delivered) on or within 10 days following such Change in Control.

6. Dividends. If on any date while Deferred Units are outstanding hereunder any cash distributions shall be paid on the Blackstone Holdings Partnership Units (whether vested or unvested), the Participant shall be entitled to receive, as of such distribution date, a cash payment equal to the product of (a) the number of Deferred Units, if any, held by the Participant as of the related distribution date, multiplied by (b) the per Blackstone Holdings Partnership Unit amount of such cash distribution.

7. Adjustments Upon Certain Events. The Administrator shall, in its sole discretion, make certain substitutions or adjustments to any Retention Units or Deferred Units subject to this Award Agreement pursuant to Section 9 of the Plan.

8. No Right to Continued Employment. The granting of the Deferred Units evidenced by this Award Agreement shall impose no obligation on the Partnership or any Affiliate to continue the Employment of the Participant and shall not lessen or affect the Partnership’s or its Affiliate’s right to terminate the Employment of such Participant.

9. No Rights of a Holder of Blackstone Holdings Partnership Units. Except as otherwise provided herein, the Participant shall not have any rights as a holder of Blackstone Holdings Partnership Units until such Blackstone Holdings Partnership Units have been issued or transferred to the Participant.

10. Restrictions. Any Blackstone Holdings Partnership Units issued or transferred to the Participant pursuant to Section 4 of this Award Agreement shall be subject to such stop transfer orders and other restrictions as the Administrator may deem advisable under the Plan or the rules, regulations, and other requirements of the Securities and Exchange Commission, any stock exchange upon which such Blackstone Holdings Partnership Units are listed and any applicable U.S. or non-U.S. federal, state or local laws, and the Administrator may cause a notation or notations to be put entered into the books and records of the Partnership to make appropriate reference to such restrictions.

11. Transferability. Unless otherwise determined or approved by the Administrator, no Deferred Units or Retention Units may be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by the Participant other than by will or by the laws of descent and distribution, and any purported assignment, alienation, pledge, attachment, sale, transfer or encumbrance not permitted by this Section 11 shall be void and unenforceable against the Partnership or any Affiliate.

12. Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by courier service, by fax, or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 12):

(a) If to the Partnership, to:

          The Blackstone Group L.P.

          345 Park Avenue

          New York, New York, 10154

          Attention: Chief Legal Officer

          Fax: (212) 583-5258

(b) If to the Participant, to the address appearing in the personnel records of the

Partnership or any Affiliate.

13. Withholding. The Participant may be required to pay to the Partnership or any Affiliate and the Partnership or any Affiliate shall have the right and is hereby authorized to withhold from any issuance or transfer due under this Agreement or under the Plan or from any compensation or other amount owing to the Participant, applicable withholding taxes with respect to any issuance or transfer under this Award Agreement or under the Plan and to take such action as may be necessary in the opinion of the Partnership to satisfy all obligations for the payment of such withholding taxes, including, without limitation, by reducing the number of Blackstone Holdings Partnership Units that would otherwise be transferred or issued pursuant to this Award Agreement. Without limiting the foregoing, the Administrator may, from time to time, permit the Participant to make arrangements prior to any vesting date or delivery date described herein to pay the applicable withholding taxes by remitting a check prior to the applicable vesting or delivery date.

14. Choice of Law. The interpretation, performance and enforcement of this Award Agreement shall be governed by the law of the State of New York.

15. Subject to Plan. By entering into this Award Agreement, the Participant agrees and acknowledges that the Participant has received and read a copy of the Plan. All Deferred Units, Retention Units and Blackstone Holdings Partnership Units issued or transferred with respect thereof are subject to the Plan. In the event of a conflict between any term or provision contained herein and a term or provision of the Plan, the applicable terms and provisions of the Plan will govern and prevail.

16. Entire Agreement. This Award Agreement contains the entire understanding between the parties with respect to the Deferred Units granted hereunder (including, without limitation, the vesting and delivery schedules described herein), and hereby replaces and supersedes any prior communication and arrangements between the Participant and the Partnership or any of its Affiliates with respect to the matters set forth herein and any other pre-existing economic or other arrangements between the Participant and the Partnership or any of its Affiliates.

17. Modifications. Notwithstanding any provision of this Award Agreement to the contrary, the Partnership reserves the right to modify the terms and conditions of this Award Agreement, including, without limitation, the timing or circumstances of the issuance or transfer of Blackstone Holdings Partnership Units to the Participant hereunder, to the extent such modification is determined by the Partnership to be necessary to comply with applicable law or preserve the intended deferral of income recognition with respect to the Deferred Units and Retention Units until the issuance or transfer of Blackstone Holdings Partnership Units hereunder.

18. Signature in Counterparts. This Award Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

[Signatures on next page.]

IN WITNESS WHEREOF, the parties hereto have executed this Award Agreement.

THE BLACKSTONE GROUP L.P.

Name:

THE PARTICIPANT

Name: